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                                                                 Exhibit 10.15
                            CONFIDENTIALITY AGREEMENT


This Confidentiality Agreement "("Agreement") is made between Pac-West Telecomm, Inc. ("Company" or "Pac-West") and Dennis V. Meyer ("Executive").

1.       Confidential Information
         Pac-West Telecomm will disclose certain confidential and proprietary information ("Confidential Information") to Executive. Confidential Information shall include any data, materials, products, technology, computer programs, specifications, manuals, software, marketing plans, business plans, financial information, customer lists, customer files, promotional materials, employee information, and other information disclosed or submitted, orally, in writing, or by any other media, to Executive by Company. In addition, any analyses, compilations, studies, data, information, documents or materials (collectively called "Work Product") prepared by Executive for or on behalf of the Company shall be deemed to be proprietary and Confidential Information.

2.       Executive's Obligations:
         A. Executive agrees that the Confidential Information is to be considered confidential and proprietary to Company, and Executive shall hold the same in confidence, shall not use the Confidential Information other than for the purposes of his business with Company, and shall disclose it only to Company's officers, directors, employees, customers, suppliers, or other outside parties with a specific need to know for purposes of Pac-West business operations and as required for Executive to perform his assigned responsibilities. With the exception of the aforementioned, Executive will not disclose publish or otherwise reveal any of the Confidential Information received from Company to any party whatsoever except with the specific prior written authorization of the Company's chief executive officer.
         B. Confidential Information furnished in tangible form shall not be duplicated by Executive except for purposes of this Agreement. Upon the request of Company, Executive shall return all Confidential Information, including all Work Product, received or produced in written or tangible form, including copies, or reproductions or other media containing such Confidential Information.

3.       Terms:
         The obligations of Executive herein shall be effective during Executive's employment and for three years after the date of separation from the Company.

4.       Governing Law and Equitable Relief:
         This Agreement shall be governed and construed in accordance with the laws of the State of California. Jurisdiction and venue in any action to enforce the terms of this agreement and the obligations created hereunder shall be deemed to have been made in and to be fully performed in San Joaquin County, California. Executive agrees that in the event of any breach or threatened breach by Executive, Company may obtain, in addition to any other legal remedies which may be available, restraining orders and such equitable relief as may be necessary to protect Company against any such breach or threatened breach.

5.       Separations:
         All Confidential Information furnished to Executive will be returned to Company upon separation from the Company.

6.       Entire Agreement:
         This Agreement may not be modified except by written agreement signed by both parties.

         Executive

         By: /s/ Dennis V. Meyer            Date:    October 22, 1998
            ---------------------------          ---------------------------
         Social Security #: ###-##-####
                           ------------


         Pac-West Telecomm

         By:  /s/ Wallace W. Griffin        Date:    October 22, 1998
            ---------------------------          ---------------------------
         Title:   President and Chief
                  Executive Officer
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